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                     December 27, 2022

       Lesley Ann Calhoun
       Chief Financial Officer
       Aligos Therapeutics, Inc.
       One Corporate Drive, 2nd Floor
       South San Francisco, California

                                                        Re: Aligos
Therapeutics, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 10,
2022
                                                            File No. 001-39617

       Dear Lesley Ann Calhoun:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences